FIRST AMENDED
                                 CODE OF ETHICS

                             MARKMAN MULTIFUND TRUST
                        MARKMAN CAPITAL MANAGEMENT, INC.

                           (Adopted November 5, 2002)
                           (Amended February 1, 2005)

A.    Introduction

      Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The Markman MultiFund Trust (the "Trust") is registered as an open-end management investment company under the Act. Markman Capital Management, Inc. (the "Adviser") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Adviser and the Trust.

      Rule 204A-1 under the Investment Advisers Act of 1040 (the "Advisers Act") requires the Adviser to maintain and enforce a written code of ethics for its supervised persons, addressing such persons' conduct both with respect to the Trust and the private accounts advised by the Adviser (the "Private Accounts"). This Code of Ethics also is intended to address the requirements of Rule 204A-1. In addition to the other requirements of this Code, all supervised persons of the Adviser are required to comply with the applicable "federal securities laws," as that term is defined in Rule 204A-1(e)(4).

      This Code of Ethics is based on the principle that the officers, directors, trustees and employees of the Adviser and the Trust have a fiduciary duty to place the interests of the Trust and the Private Accounts before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code") and to do so in a manner which does not interfere with the portfolio transactions of the Trust or the Private Accounts, or otherwise take unfair advantage of their relationship to the Trust or the Private Accounts. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust or the Private Accounts.

B.    Definitions

      1. "Access person" means (i) any employee, director, principal, trustee or officer of the Trust or the Adviser, (ii) any employee of any company in a control relationship to the Trust or the Adviser who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or the Private Accounts or whose principal function or duties relate to the making of any recommendation to the Trust or the Private


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            Accounts regarding the purchase or sale of securities and (iii) any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust or the Private Accounts with regard to the purchase or sale of a security. Officers of the Trust who are not employees of the Adviser or the Trust are not "access persons." A natural person in a control relationship or an employee of a company in a control relationship does not become an "access person" simply by virtue of the following:


            normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for the Trust and the Adviser are responsible for determining who are access persons.

      2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

      3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

      4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

      5. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act, who would be required to make a report under this Code solely by reason of being a Trustee of the Trust.

      6. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

      7. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

                   child                grandparent          son-in-law
                   stepchild            spouse               daughter-in-law
                   grandchild           sibling              brother-in-law
                   parent               mother-in-law        sister-in-law
                   step-parent          father-in-law


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            Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

      8. An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      9. "Investment personnel" means those employees who provide information and advice to an investment manager or who help execute the investment manager's decisions.

      10. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust or the Private Accounts.

      11. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      12. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

      13. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

            Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.    Pre-Clearance Requirements

      All access persons shall clear in advance through the Compliance Officer any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Compliance Officer shall retain written records of such clearance requests.


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      The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust or a Private Account. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible Security, clearance will not be granted if either that Security or the Securities into which it is convertible are being considered for purchase or sale as indicated above.

      The Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

      Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person's request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a Security to which the clearance relates is being considered for purchase or sale.

D.    Exempted Transactions

      The pre-clearance requirements in Section C of this Code shall not apply to:

      1. Purchases or sales which are non-volitional on the part of either the access person or the Trust.

      2.    Purchases which are part of an automatic dividend reinvestment plan.

      3 Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      4. Purchases or sales by a disinterested trustee or a member of his or her immediate family.

      5. Purchases or sales involving 500 or fewer shares of a Security that is included in the Standard & Poor's 500 or a Security that is an Exchange Traded Fund.


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E.    Prohibited Actions and Transactions

            Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

      1. Investment personnel and investment managers shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any Security in an initial public offering.

      2. Access persons shall not execute a Securities transaction on a day during which the Trust or a Private Account has a pending buy or sell order in that same Security or an equivalent Security until that order is executed or withdrawn. An access person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

      3. An investment manager shall not buy or sell a Security within seven calendar days before or after the Trust or a Private Account trades in that Security or an equivalent Security unless the Trust's or such Private Account's entire position in that Security or equivalent Securities has been sold prior to the investment manager's transaction and the investment manager is also selling the Security. An investment manager shall disgorge any profits realized on trades within such period.

      4. Investment personnel and investment managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days. Upon review by the applicable Compliance Officer of such short-term trading by investment personnel and investment managers, that Compliance Officer may, in his or her sole discretion, allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the applicable Compliance Officer has not granted an exception shall disgorge any profits realized on such transaction.

      5. Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust or a Private Account a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

      6. Investment personnel and investment managers shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the Compliance Officer provided, however, that any trusteeships held by such


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            investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of the Trust and the Private Accounts. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

      7. Investment personnel and investment managers shall not directly or indirectly acquire a Security in a limited offering, absent prior authorization from the Compliance Officer. The Compliance Officer will not grant clearance for the acquisition of a Security in a limited offering if it is determined that the investment opportunity should be reserved for the Trust or a Private Account or that the opportunity to acquire the Security is being offered to the individual requesting clearance by virtue of such individual's position with the Adviser or the Trust (as applicable). An individual who has been granted clearance to acquire Securities in a limited offering shall disclose such investment when participating in a subsequent consideration by the Trust or a Private Account of an investment in the issuer. A subsequent decision by the Trust or a Private Account to purchase such a Security shall be subject to independent review by investment personnel with no personal interest in the issuer.

      8. Investment personnel and investment managers shall not purchase during the underwriting of the Security any Security which, due to its public demand in relation to the amount offered, is likely to increase in value.

      9. An access person shall not execute a Securities transaction while in possession of material non-public information regarding the Security or its issuer.

      10. An access person shall not execute a Securities transaction which is intended to raise, lower, or maintain the price of any Security or to create false appearance of active trading (anti-market manipulation).

      11. An access person shall not execute a Securities transaction involving the purchase or sale of a Security at a time when such access person intends, or knows of another's intention, to purchase or sell that Security (or an equivalent Security) on behalf of the Trust or a Private Account. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust or such Private Account.

      12. An access person shall not cause or attempt to cause the Trust or any Private Account to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for the Trust or a Private Account that the access person is recommending or in which the access person is


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            participating, the access person shall disclose to the persons with authority to make investment decisions for the Trust or such Private Account, any beneficial ownership interest that the access person or his or her immediate family has in such Security or an equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or the appearance of impropriety.

F.    Reporting

      1. Each access person, other than a disinterested trustee, must arrange for duplicate copies of broker trade confirmations and periodic statements of his or her brokerage accounts to be sent to the Compliance Officer.

      2. Each access person must submit written and signed reports containing information about each Security (including, for this purpose, shares of the Trust) in which the access person had any direct or indirect beneficial ownership ("Holdings Reports").

            Each Holdings Report must include the following information:

            - title and type of each Security, and its exchange ticker symbol or CUSIP number, in which the access person had any direct or indirect beneficial ownership,

            - number of shares and principal amount of each Security in which the access person had any direct or indirect beneficial ownership,

            - name of any broker, dealer or bank with whom the access person maintained an account in which any Securities were held for the direct or indirect benefit of the access person,

            -     and date the Holdings Report is submitted by the access person

            If an access person is not required to report any information on a Holdings Report, the access person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the Holdings Report is due.

            Each access person must submit to the Compliance Officer an Initial Holdings Report no later than 10 days after he or she becomes an access person. The information included in the Initial Holdings Report must reflect the access person's holdings as of the date he or she became an access person.

            Each access person must submit to the Compliance Officer an Annual Holdings Report no later than January 30 of each year. The information included in the Annual Holdings Report must reflect the access person's holdings as of the immediately preceding December 31.

            Exceptions for certain Securities and accounts


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            An access person does not have to include in his or her Holdings
            Reports information about the following Securities or accounts:

            -     direct obligations of the government of the United States

            -     bankers' acceptances

            -     bank certificates of deposit - commercial paper

            -     high quality short-term debt instruments including

            -     repurchase agreements

            -     shares issued by open-end funds other than the Trust

            - Securities held in any account over which the access person has no direct or indirect influence or control, and

            - transactions effected for any account over which the access person has no direct or indirect influence or control

            If an access person does not make a Holdings Report because of this exception, the access person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the Holdings Report is due.

            Exceptions for disinterested trustees

            A disinterested trustee does not have to make an Initial Holdings Report or an Annual Holdings Report.

      3.    Quarterly Transaction Reports

            Each access person must submit a report ("Quarterly Transaction Report") containing information about every transaction in a Security (including, for this purpose, shares of the Trust) during the quarter and in which the access person had any direct or indirect beneficial ownership and every account established by the access person in which any such Securities were held during the quarter for the direct or indirect benefit of the access person.

            A Quarterly Transaction Report must include the following information:

            -     date of each transaction in a Security

            - title and exchange ticker symbol or CUSIP number of the Security

            -     interest rate and maturity date of the Security, if applicable

            -     number of shares and principal amount of the Security

            -     nature of the transaction

            -     price of the Security at which the transaction was effected

            - name of the broker, dealer or bank with or through which the transaction was effected

            - name of the broker, dealer or bank with whom the access person established any new account

            -     date the account was established and


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            -     date the Quarterly Transaction Report is submitted by the
                  access person

            If an access person is not required to report any information on a Quarterly Transaction Report, the access person must submit a written and signed statement to that effect to the Compliance Officer no later than 10 days after the end of the calendar quarter.

            A Quarterly Transaction Report must be submitted to the Compliance Officer no later than 10 days after the end of each calendar quarter.

            Exceptions for certain Securities and accounts

            An access person does not have to report transactions involving the following Securities or accounts:

            -     direct obligations of the government of the United States

            -     bankers' acceptances - bank certificates of deposit

            -     commercial paper

            -     high quality short-term debt instruments including

            - repurchase agreements - shares issued by open-end funds other than the Trust

            - Securities held in any account over which the access person has no direct or indirect influence or control and

            - transactions effected for any account over which the access person has no direct or indirect influence or control

            If an access person does not make a Quarterly Transaction Report because of this exception, the access person must submit a written and signed statement to that effect to the Compliance Officer no later than 10 days after the end of the calendar quarter.

            Exceptions based on duplicate confirmations

            In addition, an access person does not have to make a Quarterly Transaction Report for a calendar quarter if:

            - the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer no later than 10 days after the end of the calendar quarter and all of the required information is contained in the broker trade confirmations or account statements.

            If broker trade confirmations do not contain all of the required information, the access person must include the missing information in a Quarterly Transaction Report.


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            If an access person does not make a Quarterly Transaction Report because of this exception, the access person must submit a written and signed statement to that effect to the Compliance Officer no later than 10 days after the end of the calendar quarter.

            Exceptions for disinterested trustees

            A disinterested trustee does not have to make a Quarterly Transaction Report unless the disinterested trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the disinterested trustee's transaction in a Security, the Trust purchased or sold the Security, or the Trust or the Adviser considered purchasing or selling the Security.

      4. The Compliance Officer will review all Holdings Reports and Quarterly Transaction Reports submitted under this Code and all duplicate confirmations submitted under this Code in lieu of a Quarterly Transaction Report to detect conflicts of interest and abusive practices.

G.    Confidentiality of Transactions and Information

      1. Every access person shall treat as confidential information the fact that a Security is being considered for purchase or sale by the Trust or a Private Account, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and the Private Accounts and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

      2. Access persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Adviser or the Trust (as applicable).

H.    Sanctions

      Upon discovering a violation of this Code, the Adviser or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code which pertain to the Trust and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.


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I.    Certification of Compliance; Reporting of Violations

      The Adviser shall provide a copy of this Code to each of its supervised persons. Such supervised persons shall provide the Adviser with a written acknowledgment of their receipt of this Code and any amendments. Each access person, except a disinterested trustee, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto. Each access person shall promptly report any violation of this Code of which he or she becomes aware to the applicable Compliance Officer.


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                        Appendix A to the Code of Ethics
                             "Beneficial Ownership"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. The Adviser and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required report.


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